NEW BROOM SWEEPS CLEAN #2


            "MacDonald and Walgreen" Opposition Board received over 2,000,000 proxies in their favor at the December 17th
Shareholders Meeting. The Haber and Teeger led contested Board of Directors, knowing they would lose the election, attempted to postpone the annual shareholder meeting until January 9, 1998. Delaware Chancellor enters "Standstill" order.

                      The contested board is on the run!

            On December 17, 1997, the MacDonald/Walgreen slate received over 2,000,000 proxies in their favor at the annual meeting of shareholders of HealthRite Inc! Knowing that they would lose the election if the meeting was held, HealthRite's management, led by Warren H. Haber and John L. Teeger, attempted to postpone the meeting until January 9, 1998. The stockholders who were present (in person and by proxy) held a meeting and elected Bradley T. MacDonald, Charles Richard Walgreen, Sr., Reed Vordenberg, David H. Panaci, David M. Green, Ronald O. Hauge, and Beverly L. Valore as directors of HealthRite.

            On December 23rd, without ruling on the validity of the attempted postponement of the December 17 meeting or the election of the MacDonald/Walgreen slate of directors, the Delaware
Chancery Court issued a standstill order, leaving Messrs. Haber and Teeger and the other directors in place, but restricting their authority to take actions on behalf of HealthRite. The
Court also required that both sides submit copies of all proxies in their possession on December 17, 1997 to Corporation Trust Company.

            WE STILL NEED YOUR VOTE! Because the Court has not yet ruled on the validity of the December 17 meeting of shareholders or management's attempt to postpone the meeting, Haber and Teeger intend to hold a meeting on January 9, 1998. If you have already voted for the MacDonald/Walgreen slate by submitting a GREEN proxy card, you don't need to vote again. If you haven't voted or if you voted for Haber and Teeger, you can still vote for us by signing, dating and returning the enclosed GREEN proxy card.

                     Why should you vote for our slate:

            Reason #1. Walgreen, MacDonald, Panasci, Green, Hauge, and Vordenberg are well known players in the "HealthFood, Drug, Military Resale and Food/Drug Combo" trade classes. Beverly
Valore is a specialist in information system technology. We believe we can use this talented group to jump start sales and execute successful marketing programs.

            Reason #2. We believe we can cut expenses by the consolidation of manufacturing in "Montana" under the leadership of Ron Hauge, the founder on Montana Naturals. We intend to reduce the "New York" corporate overhead as MacDonald attempted to do in August, 1997. We intend to terminate the $200K per year in fees and expenses paid to Founders Management Services, Inc., owned and operated by Messrs. Haber and Teeger.

            Reason #3. We believe we can make your stock in HealthRite a valuable investment.

            IF YOU HAVE NOT ALREADY DONE SO, COMPLETE THE GREEN PROXY CARD AND RETURN IT PROMPTLY. IF YOU HAVE COMPLETED A WHITE CARD AND WISH TO CHANGE YOUR VOTE, COMPLETE THE GREEN CARD AND MAIL IT AT ONCE. YOU HAVE EVERY RIGHT TO CHANGE YOUR VOTE. THE PROXY CARD WITH THE LATEST DATE WILL BE COUNTED.

            If you have already completed the green card and voted for the MacDonald/Walgreen Team, you do not need to vote again.

                            YOUR VOTE IS IMPORTANT!

            Call Beacon Hill Partners if you have any questions, Ed McCarthy and Rick McGrove are prepared to help at 1-800-755-5001.